Exhibit 99.1

Celanese Corporation
222 West Las Colinas Blvd.
Suite 900N
Irving, Texas 75039
Celanese Corporation Reports Third Quarter 2019 Earnings

Dallas, October 21, 2019: Celanese Corporation (NYSE: CE), a global chemical and specialty materials company, reported third quarter GAAP diluted earnings per share of $2.17 and adjusted earnings per share of $2.53, both sequential improvements over the prior quarter. The Company delivered net sales of $1.6 billion as 2 percent sequential volume growth offset the impact of a 1 percent decline in both pricing and foreign exchange. Despite no meaningful improvement in market demand over the second quarter, the Company recorded sequential growth in both Engineered Materials and the Acetyl Chain via their differentiated business models while again displaying a stable earnings profile in Acetate Tow. The Company generated operating cash flow of $397 million and free cash flow of $315 million. Celanese returned $352 million of cash to shareholders in the quarter via $275 million in share repurchases and $77 million in dividends, bringing the total year-to-date cash returned to $1.0 billion. Based on an expectation that market conditions are unlikely to improve in 2019, and including the impacts of the previously announced unplanned Clear Lake outage, the Company expects to deliver 2019 adjusted earnings between $9.60 and $9.80 per share.
Third Quarter 2019 Financial Highlights:

	Three Months Ended
	September 30, 2019	June 30, 2019	September 30, 2018
	(unaudited)
	(In $ millions)
Operating Profit (Loss)
Engineered Materials	111	103	124
Acetate Tow	34	(44)	26
Acetyl Chain	180	188	287
Other Activities	(65)	(61)	(63)
Total	260	186	374

	Three Months Ended
	September 30, 2019	June 30, 2019	September 30, 2018
	(unaudited)
	(In $ millions, except per share data)
Net Earnings (Loss)	265	210	402

Adjusted EBIT(1)
Engineered Materials	154	148	187
Acetate Tow	71	71	65
Acetyl Chain	191	189	277
Other Activities	(40)	(32)	(35)
Total	376	376	494

Equity Earnings and Dividend Income, Other Income (Expense)
Engineered Materials	41	36	62
Acetate Tow	27	29	26

Operating EBITDA(1)	458	458	571
Diluted EPS - continuing operations	$2.17	$1.67	$3.00
Diluted EPS - total	$2.13	$1.66	$2.96
Adjusted EPS(1)	$2.53	$2.38	$2.96

Net cash provided by (used in) investing activities	(82)	(66)	(78)
Net cash provided by (used in) financing activities	(299)	(307)	(383)
Net cash provided by (used in) operating activities	397	424	467
Free cash flow(1)	315	356	382
______________________________

(1)	See "Non-US GAAP Financial Measures" below.

Third Quarter 2019 Highlights:

•
Finalized permitting for the expansion of Clear Lake acetic acid to 2.0 million tons per year and Fairway methanol to 1.7 million tons per year, as part of the global acid reconfiguration. Engineering work progresses on both projects.

•	Completed the addition of new compounding lines in both Nanjing and Suzhou, China to meet growing demand from Engineered Materials' customers in Asia.

•	Named ICIS Company of the Year for 2018 based on analysis of 2018 financial metrics, robust profitability in the Acetyl Chain, and accelerated project commercialization in Engineered Materials.

•	Commercialized 1,315 Engineered Materials project wins in the third quarter of 2019 and on track to deliver more than 4,000 projects for the year.

•	Repurchased 2 percent of outstanding shares in the third quarter and 10 percent of outstanding shares over the last twelve months.

Third Quarter 2019 Business Segment Overview
Engineered Materials (EM)
Engineered Materials reported net sales of $591 million in the third quarter. Volume expanded 2 percent over the prior quarter as the business delivered 1,315 project wins in the third quarter, offsetting the continuation of depressed demand globally and some residual destocking, particularly in Europe. GAAP operating profit of $111 million and adjusted EBIT of $154 million both expanded sequentially as the business offset continued demand softness, a $6 million impact from turnarounds, and lower than expected affiliate contributions. Despite competitive dynamics similar to the previous quarter, Engineered Materials was able to sequentially expand GAAP operating profit and adjusted EBIT margins by 140 and 110 basis points, respectively, by preserving the pricing spreads over raw materials. Engineered Materials has increasingly collaborated with customers via its project model to sustain the earnings power of the base business under current market conditions. Year-to-date 2019 operating profit, which excludes affiliates, is within 2 percent of the same period in 2018, when market economics and demand levels were far more favorable.

Acetyl Chain
The Acetyl Chain recorded third quarter net sales of $867 million, as sequential volume growth of 1 percent offset the impact of foreign currency headwinds. GAAP operating profit was $180 million and adjusted EBIT was $191 million, as the business continued to focus downstream on VAM and emulsions, placing sequentially higher volume where incremental value could be captured. Additionally, the business strategically redirected higher volumes of acetic acid to China where industry pricing moderately expanded over the prior quarter, offsetting sequentially lower pricing of acetic acid in the Western Hemisphere. The Acetyl Chain effectively offset China acid pricing that remains low by historical standards, major turnarounds at Frankfurt VAM and Singapore acetic acid, and production limitations related to the incident at Clear Lake to deliver quarterly GAAP operating and adjusted EBIT margins over 20 percent, sustaining the enhanced profitability levels of the last two years. Since the Clear Lake incident, the business has executed a myriad of activations, including industry sourcing and shipping significant volumes across its global network, to expand third quarter volume sequentially and year over year and to continue meeting customer needs into the fourth quarter. Productivity-based investments are progressing at Clear Lake, which will enhance the operating flexibility of the global network and further lift foundational earnings levels.
Acetate Tow
Acetate Tow reported GAAP operating profit of $34 million and adjusted EBIT of $71 million in the third quarter, further demonstrating the continued stability of its earnings profile. Volume and price declined minimally on a sequential basis and were stable year over year, as secular demand and industry dynamics continue to stabilize. Dividends from affiliates were $27 million in the third quarter, down slightly from the prior quarter due to the impact of timing and currency. In the fourth quarter, Acetate Tow is expected to experience typical seasonality in its earnings, consistent with past years.
Cash Flow and Tax
The Company delivered operating cash flow of $397 million and free cash flow of $315 million in the quarter, driven by continued strength of earnings to cash conversion. In the third quarter, capital expenditures were $82 million, and the Company expects capital expenditures for 2019 to total nearly $400 million, inclusive of costs to repair the Clear Lake CO unit. During the third quarter, a total of $352 million in cash was returned to shareholders via $77 million in dividends and $275 million in share repurchases. The U.S. GAAP effective tax rate was 16 percent in the third quarter compared to 12 percent in the same quarter of last year, primarily due to the impact of functional currency differences in certain jurisdictions partially offset by the release of valuation allowance on tax credit carryforwards. During the third quarter, the 2019 tax rate for adjusted earnings per share was revised down to 13 percent, based on a change in sourcing of U.S. earnings between domestic and foreign sources and the associated impact to foreign tax credit utilization for the year.
Outlook
"Our businesses and teams have displayed remarkable resilience in the third quarter to deliver sequential growth despite tremendous challenges including a weak market demand backdrop as well as the incident at Clear Lake in the final weeks of the quarter," said Lori Ryerkerk, chief executive officer. "With few indications of sustained improvement up to this point, we now expect that low demand levels are likely to persist through the remainder of the year. Incorporating the financial impact of the Clear Lake incident to the fourth quarter, we expect 2019 adjusted earnings of $9.60 to $9.80 per share. Our final performance within the range will depend on the evolution of demand conditions and timing of the restart of the Clear Lake CO unit. Looking forward to 2020, we remain focused on controllable factors including productivity initiatives, business model enhancements, and high-return capital deployment that will deliver double-digit adjusted earnings per share growth next year, whether or not current demand conditions improve. At this stage, given an uncertain demand outlook, we expect 2020 adjusted earnings of $11 to $12 per share, with the higher end of the range achievable if we see improvement in demand conditions next year. We are still working a number of controllable actions and will have more visibility to further clarify the outlook as we get into next year and can assess early business conditions across the globe."

The Company is unable to reconcile forecasted adjusted earnings per share growth to US GAAP diluted earnings per share without unreasonable efforts because a forecast of Certain Items, such as mark-to-market pension gains/losses, is not practical.
The Company's prepared remarks related to the third quarter results will be posted on its website at investors.celanese.com under Financial Information/Financial Document Library after market close on October 21, 2019. Information about Non-US GAAP measures is included in a Non-US GAAP Financial Measures and Supplemental Information document posted on our website. See "Non-GAAP Financial Measures" below.

Contacts:
Investor Relations	Media - U.S.	Media - Europe
Chuck Kyrish	Travis Jacobsen	Jens Kurth
Phone: +1 972 443 4574	Phone: +1 972 443 3750	Phone: +49(0)69 45009 1574
Chuck.Kyrish@celanese.com	William.Jacobsen@celanese.com	J.Kurth@celanese.com
Celanese Corporation is a global chemical leader in the production of differentiated chemistry solutions and specialty materials used in most major industries and consumer applications. Our businesses use the full breadth of Celanese's global chemistry, technology and commercial expertise to create value for our customers, employees, shareholders and the corporation. As we partner with our customers to solve their most critical business needs, we strive to make a positive impact on our communities and the world through The Celanese Foundation. Based in Dallas, Celanese employs approximately 7,700 employees worldwide and had 2018 net sales of $7.2 billion. For more information about Celanese Corporation and its product offerings, visit www.celanese.com or our blog at www.celaneseblog.com.

Forward-Looking Statements
This release may contain "forward-looking statements," which include information concerning the Company's plans, objectives, goals, strategies, future revenues or performance, capital expenditures, financing needs and other information that is not historical information. All forward-looking statements are based upon current expectations and beliefs and various assumptions. There can be no assurance that the Company will realize these expectations or that these beliefs will prove correct. There are a number of risks and uncertainties that could cause actual results to differ materially from the results expressed or implied in the forward-looking statements contained in this release. These risks and uncertainties include, among other things: changes in general economic, business, political and regulatory conditions in the countries or regions in which we operate; the length and depth of product and industry business cycles, particularly in the automotive, electrical, textiles, electronics and construction industries; changes in the price and availability of raw materials, particularly changes in the demand for, supply of, and market prices of ethylene, methanol, natural gas, wood pulp and fuel oil and the prices for electricity and other energy sources; the ability to pass increases in raw material prices on to customers or otherwise improve margins through price increases; the ability to maintain plant utilization rates and to implement planned capacity additions and expansions; the ability to reduce or maintain their current levels of production costs and to improve productivity by implementing technological improvements to existing plants; increased price competition and the introduction of competing products by other companies; market acceptance of our technology; the ability to obtain governmental approvals and to construct facilities on terms and schedules acceptable to the Company; changes in the degree of intellectual property and other legal protection afforded to our products or technologies, or the theft of such intellectual property; compliance and other costs and potential disruption or interruption of production or operations due to accidents, interruptions in sources of raw materials, cyber security incidents, terrorism or political unrest or other unforeseen events or delays in construction or operation of facilities, including as a result of geopolitical conditions, the occurrence of acts of war or terrorist incidents or as a result of weather or natural disasters; potential liability for remedial actions and increased costs under existing or future environmental regulations, including those relating to climate change; potential liability resulting from pending or future litigation, or from changes in the laws, regulations or policies of governments or other governmental activities in the countries in which we operate; changes in currency exchange rates and interest rates; our level of indebtedness, which could diminish our ability to raise additional capital to fund operations or limit our ability to react to changes in the economy or the chemicals industry; and various other factors discussed from time to time in the Company's filings with the Securities and Exchange Commission. Any forward-looking statement speaks only as of the date on which it is made, and the Company undertakes no obligation to update any forward-looking statements to reflect events or circumstances after the date on which it is made or to reflect the occurrence of anticipated or unanticipated events or circumstances.
Non-GAAP Financial Measures
Presentation
This document presents the Company's three business segments, Engineered Materials, Acetate Tow and Acetyl Chain.
Use of Non-US GAAP Financial Information
This release uses the following Non-US GAAP measures: adjusted EBIT, adjusted EBIT margin, operating EBITDA, adjusted earnings per share and free cash flow. These measures are not recognized in accordance with US GAAP and should not be viewed as an alternative to US GAAP measures of performance or liquidity. The most directly comparable financial measure presented in accordance with US GAAP in our consolidated financial statements for adjusted EBIT and operating EBITDA is net earnings (loss) attributable to Celanese Corporation; for adjusted EBIT margin is operating margin; for adjusted earnings per share is earnings (loss) from continuing operations attributable to Celanese Corporation per common share-diluted; and for free cash flow is net cash provided by (used in) operations.
Definitions of Non-US GAAP Financial Measures

•
Adjusted EBIT is a performance measure used by the Company and is defined by the Company as net earnings (loss) attributable to Celanese Corporation, plus (earnings) loss from discontinued operations, less interest income, plus interest expense, plus refinancing expense and taxes, and further adjusted for Certain Items (refer to Table 8 of our Non-US GAAP Financial Measures and Supplemental Information document). We do not provide reconciliations for adjusted EBIT on a forward-looking basis (including those contained in this document) when we are unable to provide a meaningful or accurate calculation or estimation of reconciling items and the information is not available without unreasonable effort. This is due to the inherent difficulty of forecasting the timing and amount of Certain Items, such as mark-to-market pension gains and losses, that have not yet occurred, are out of our control and/or cannot be reasonably predicted. For the same reasons, we are unable to address the probable significance of the unavailable information. Adjusted EBIT margin is defined by the Company as adjusted EBIT divided by net sales.

•
Operating EBITDA is a performance measure used by the Company and is defined by the Company as net earnings (loss) attributable to Celanese Corporation, plus (earnings) loss from discontinued operations, less interest income, plus interest expense, plus refinancing expense, taxes and depreciation and amortization, and further adjusted for Certain Items, which Certain Items include accelerated depreciation and amortization expense. Operating EBITDA is equal to adjusted EBIT plus depreciation and amortization.

•
Adjusted earnings per share is a performance measure used by the Company and is defined by the Company as earnings (loss) from continuing operations attributable to Celanese Corporation, adjusted for income tax (provision) benefit, Certain Items, and refinancing and related expenses, divided by the number of basic common shares and dilutive restricted stock units and stock options calculated using the treasury method. We do not provide reconciliations for adjusted earnings per share on a forward-looking basis (including those contained in this document) when we are unable to provide a meaningful or accurate calculation or estimation of reconciling items and the information is not available without unreasonable effort. This is due to the inherent difficulty of forecasting the timing and amount of Certain Items, such as mark-to-market pension gains and losses, that have not yet occurred, are out of our control and/or cannot be reasonably predicted. For the same reasons, we are unable to address the probable significance of the unavailable information.

Note: The income tax expense (benefit) on Certain Items ("Non-GAAP adjustments") is determined using the applicable rates in the taxing jurisdictions in which the Non-GAAP adjustments occurred and includes both current and deferred income tax expense (benefit). The income tax rate used for adjusted earnings per share approximates the midpoint in a range of forecasted tax rates for the year. This range may include certain partial or full-year forecasted tax opportunities and related costs, where applicable, and specifically excludes changes in uncertain tax positions, discrete recognition of GAAP items on a quarterly basis, other pre-tax items adjusted out of our GAAP earnings for adjusted earnings per share purposes and changes in management's assessments regarding the ability to realize deferred tax assets for GAAP. In determining the adjusted earnings per share tax rate, we reflect the impact of foreign tax credits when utilized, or expected to be utilized, absent discrete events impacting the timing of foreign tax credit utilization. We analyze this rate quarterly and adjust it if there is a material change in the range of forecasted tax rates; an updated forecast would not necessarily result in a change to our tax rate used for adjusted earnings per share. The adjusted tax rate is an estimate and may differ from the actual tax rate used for GAAP reporting in any given reporting period. Table 3a of our Non-US GAAP Financial Measures and Supplemental Information document summarizes the reconciliation of our estimated GAAP effective tax rate to the adjusted tax rate. The estimated GAAP rate excludes discrete recognition of GAAP items due to our inability to forecast such items. As part of the year-end reconciliation, we will update the reconciliation of the GAAP effective tax rate to the adjusted tax rate for actual results.

•
Free cash flow is a liquidity measure used by the Company and is defined by the Company as cash flow from operations, less capital expenditures on property, plant and equipment, and adjusted for capital contributions from or distributions to Mitsui & Co., Ltd. ("Mitsui") related to our methanol joint venture, Fairway Methanol LLC ("Fairway").

Reconciliation of Non-US GAAP Financial Measures
Reconciliations of the Non-US GAAP financial measures used in this press release to the comparable US GAAP financial measure, together with information about the purposes and uses of Non-US GAAP financial measures, are included in our Non-US GAAP Financial Measures and Supplemental Information document filed as an exhibit to our Current Report on Form 8-K filed with the SEC on or about October 21, 2019 and also available on our website at investors.celanese.com under Financial Information/Non-GAAP Financial Measures.
Results Unaudited
The results in this document, together with the adjustments made to present the results on a comparable basis, have not been audited and are based on internal financial data furnished to management. Quarterly results should not be taken as an indication of the results of operations to be reported for any subsequent period or for the full fiscal year.
Supplemental Information
Additional information about our prior period performance is included in our Quarterly Reports on Form 10-Q and in our Non-US GAAP Financial Measures and Supplemental Information document.

Consolidated Statements of Operations - Unaudited

	Three Months Ended
	September 30, 2019	June 30, 2019	September 30, 2018
	(In $ millions, except share and per share data)
Net sales	1,586	1,592	1,771
Cost of sales	(1,172)	(1,169)	(1,255)
Gross profit	414	423	516
Selling, general and administrative expenses	(120)	(118)	(129)
Amortization of intangible assets	(6)	(6)	(5)
Research and development expenses	(17)	(17)	(18)
Other (charges) gains, net	(7)	(98)	12
Foreign exchange gain (loss), net	(1)	1	—
Gain (loss) on disposition of businesses and assets, net	(3)	1	(2)
Operating profit (loss)	260	186	374
Equity in net earnings (loss) of affiliates	45	39	66
Non-operating pension and other postretirement employee benefit (expense) income	17	17	25
Interest expense	(27)	(29)	(30)
Refinancing expense	—	(4)	—
Interest income	1	2	2
Dividend income - equity investments	27	30	26
Other income (expense), net	—	(2)	(1)
Earnings (loss) from continuing operations before tax	323	239	462
Income tax (provision) benefit	(53)	(28)	(54)
Earnings (loss) from continuing operations	270	211	408
Earnings (loss) from operation of discontinued operations	(6)	(2)	(7)
Income tax (provision) benefit from discontinued operations	1	1	1
Earnings (loss) from discontinued operations	(5)	(1)	(6)
Net earnings (loss)	265	210	402
Net (earnings) loss attributable to noncontrolling interests	(2)	(1)	(1)
Net earnings (loss) attributable to Celanese Corporation	263	209	401
Amounts attributable to Celanese Corporation
Earnings (loss) from continuing operations	268	210	407
Earnings (loss) from discontinued operations	(5)	(1)	(6)
Net earnings (loss)	263	209	401
Earnings (loss) per common share - basic
Continuing operations	2.18	1.68	3.02
Discontinued operations	(0.04)	(0.01)	(0.04)
Net earnings (loss) - basic	2.14	1.67	2.98
Earnings (loss) per common share - diluted
Continuing operations	2.17	1.67	3.00
Discontinued operations	(0.04)	(0.01)	(0.04)
Net earnings (loss) - diluted	2.13	1.66	2.96
Weighted average shares (in millions)
Basic	122.7	125.3	134.5
Diluted	123.3	125.8	135.5

Consolidated Balance Sheets - Unaudited

	As of September 30, 2019	As of December 31, 2018
	(In $ millions)
ASSETS
Current Assets
Cash and cash equivalents	497	439
Trade receivables - third party and affiliates, net	947	1,017
Non-trade receivables, net	335	301
Inventories	994	1,046
Marketable securities, at fair value	26	31
Other assets	44	40
Total current assets	2,843	2,874
Investments in affiliates	970	979
Property, plant and equipment, net	3,585	3,719
Operating lease right-of-use assets	206	—
Deferred income taxes	98	84
Other assets	344	290
Goodwill	1,054	1,057
Intangible assets, net	314	310
Total assets	9,414	9,313
LIABILITIES AND EQUITY
Current Liabilities
Short-term borrowings and current installments of long-term debt - third party and affiliates	368	561
Trade payables - third party and affiliates	764	819
Other liabilities	358	343
Income taxes payable	43	56
Total current liabilities	1,533	1,779
Long-term debt, net of unamortized deferred financing costs	3,359	2,970
Deferred income taxes	269	255
Uncertain tax positions	169	158
Benefit obligations	523	564
Operating lease liabilities	182	—
Other liabilities	240	208
Commitments and Contingencies
Stockholders' Equity
Treasury stock, at cost	(3,622)	(2,849)
Additional paid-in capital	244	233
Retained earnings	6,431	5,847
Accumulated other comprehensive income (loss), net	(306)	(247)
Total Celanese Corporation stockholders' equity	2,747	2,984
Noncontrolling interests	392	395
Total equity	3,139	3,379
Total liabilities and equity	9,414	9,313